Exhibit 99.1

PRESS RELEASE

For more information:

Gary Langford, Chief Financial Officer, Nexxus Lighting, Inc.

704-405-0416

FOR IMMEDIATE RELEASE

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NEXXUS LIGHTING SELLS ITS LEGACY COMMERCIAL AND POOL BUSINESSES FOR APPROXIMATELY $2.3 MILLION

•	Next Step Products, LLC pays $1.0 million at closing and approximately $1.3 million over the following 7 months, along with the assumption of certain liabilities.

•	Cash payment of $1.0 million at closing includes the $750,000 of non-refundable deposits previously made by Next Step.

•	Transaction strengthens Nexxus’ cash position.

•	Divestiture focuses resources on the Company’s expanding Array™ LED replacement lamp and Lumificient businesses.

CHARLOTTE, NC, October 28, 2010 – Nexxus Lighting, Inc. (NASDAQ: NEXS) today announced that it has completed the sale of certain assets of its legacy Commercial and Pool businesses to Next Step Products, LLC. The divested businesses consist of the manufacture, marketing and sale of fiber optic lighting and light emitting diode (LED) products used for applications in commercial, architectural, pool and spa markets, but does not include the Company’s Array business or the business of the Company’s wholly-owned subsidiary, Lumificient Corporation.

The divested assets consist primarily of trade receivables, inventory, equipment and intangible assets related to the legacy businesses. Under the terms of the transaction, Next Step paid Nexxus $1.0 million at closing, and will pay approximately $1.3 million over the following 7 months under the terms of the purchase agreement and a related promissory note. The $1.0 million cash payment at closing includes the $750,000 of non-refundable deposits previously made by Next Step. The promissory note is secured by all of the assets of Next Step and all of Next Step’s obligations under the transaction documents are guaranteed by affiliates of Next Step. Next Step also assumed certain trade payables and all warranty obligations, whether arising before or after closing.

Mike Bauer, President and Chief Executive Officer of Nexxus, stated: “The divestiture of these businesses fits with our strategic plans to focus our resources on our Array Lighting replacement lamp and Lumificient businesses, serving expanding markets with more significant long term growth potential. The legacy businesses have struggled with difficult market conditions, increased competition, significant margin pressure and continuing operating losses. This transaction envelops the Company around our competitive advantages and we believe that it will result in significant benefits for our shareholders, employees and customers.”

Mark Masterman, Nexxus’ former division president for the businesses, organized Next Step and will continue to manage the businesses. The units had approximately 20 employees and generated revenue of approximately $6.6 million and $4.1 million in 2009 and year-to-date June 2010, with proforma operating losses of approximately $1.3 million and $0.8 million for the same periods, respectively.

Next Step will operate from Nexxus’ Orlando facility under a sublease agreement for a period of between 6 and 9 months. Nexxus has transferred warehouse and distribution operations for the Array product line to a 3rd party distribution company and there will be no disruption of Array shipments due to this transaction.

“These businesses evolved from the original Super Vision business of the early 1990s”, added Gary Langford, Nexxus’ Chief Financial Officer. “They embodied the historical challenges that the Company faced. Divesting them reduces complexity, streamlines the Company’s operations and frees up capital to reinvest in our more attractive markets.”

The Company will report a nonrecurring charge of approximately $0.6 million to $0.8 million in the 3rd quarter related to the transaction. This charge includes approximately $0.6 million for the write-down of inventory. Additional information and terms of the transaction are available in the Company’s Form 8-K filed with the Securities and Exchange Commission today.

Nexxus Lighting (www.nexxuslighting.com) is a leading supplier of high performance, commercial grade, LED replacement light bulbs and LED strip lighting products sold under the Array™ Lighting and Lumificient brand names. With 24 issued patents and 37 combined U.S. and foreign patent applications pending related to its Array Lighting and Lumificient product offering, the value proposition created by Nexxus’ innovative patent pending Selective Heat Sink (SHS) technology and patented designs provides the market with opportunities for significant savings in energy and maintenance costs without compromising the environment.

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Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Nexxus Lighting’s filings under the Securities Exchange Act for factors that could cause actual results to differ materially. Nexxus Lighting undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.